Exhibit 99.(d)(xviii)

Addendum to Management Agreement
between Lord Abbett Securities Trust and
Lord, Abbett & Co. LLC
Dated October 30, 2018

Lord, Abbett & Co. LLC and Lord Abbett Securities Trust on behalf of its series, Lord Abbett Focused Large Cap Value Fund (“Focused Large Cap Value Fund”), do hereby agree that the annual management fee rate for Focused Large Cap Value Fund with respect to paragraph 2 of the Management Agreement dated May 19, 1993 (the “Agreement”) shall be as follows:

Focused Large Cap Value Fund

0.59% on the first $1 billion of average daily net assets; and

0.53% on average daily net assets over $1 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of Focused Large Cap Value Fund.

Lord Abbett Securities Trust

By:	/s/ John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel